Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements of CACI International Inc:

1)	Registration Statement (Form S-3 No. 333-122784) pertaining to the offering of up to $400 million of common stock, preferred stock and debt securities, as amended,

2)	Registration Statement (Form S-8 No. 333-122843) pertaining to the 1996 Stock Incentive Plan, as amended,

3)	Registration Statement (Form S-8 No. 333-148032) pertaining to the 2006 Stock Incentive Plan,

4)	Registration Statement (Form S-8 No. 333-146505) pertaining to the 2002 Employee Stock Purchase Plan,

5)	Registration Statement (Form S-8 No. 333-146504) pertaining to the CACI $MART Plan,

6)	Registration Statement (Form S-8 No. 333-104118) pertaining to the 2002 Employee, Management, and Director Stock Purchase Plans, amended,

7)	Registration Statement (Form S-8 No. 333-91676) pertaining to the CACI $MART Plan,

8)	Registration Statement (Form S-8 No. 333-157093) pertaining to the 2006 Stock Incentive Plan, as amended,

9)	Registration Statement (Form S-8 No. 333-164710) pertaining to the 2002 Employee Stock Purchase Plan, as amended, and

10)	Registration Statement (Form S-8 No. 333-179392) pertaining to the 2006 Stock Incentive Plan, as amended of our report dated March 1, 2013, with respect to the consolidated financial statements of Six3 Systems Holdings II, Inc. as of December 31, 2012 and for the year ended December 31, 2012 included in this Current Report on Form 8-K/A of CACI International Inc dated January 30, 2014.

/s/ Ernst & Young LLP

McLean, Virginia

January 30, 2014